EXHIBIT 10.2




Saba Petroleum Company

January 13, 1998
Page 2

                                December 31, 1997



Saba Petroleum Company
3201 Airpark Drive, Suite 201
Santa Maria, California 93455

                  Re: Consent to Preferred Stock Transaction

Dear Mr. Vance:

                  Saba Petroleum Company has furnished us with a Final Summary of Offering dated December 15, 1997 between Saba and Aberfoyle Capital Limited (the "Summary of Offering"), a copy of which is attached to this letter as Exhibit A. The Bank understands that, pursuant to the Summary of Offering, Saba and an affiliate of Rose Glenn Capital, LLC have extensively negotiated voluminous documents which, when executed and delivered, will document the transaction ("Transaction Documents") contemplated by the Summary of Offering.

                  The Bank understands that the Transaction Documents contain provisions which require under certain circumstances and permit under other circumstances Saba to redeem for cash the preferred stock and warrants which are being issued pursuant to the Transaction Documents and to pay dividends on the preferred stock. The Bank has not been requested to review in detail the Transaction Documents and has not done so. The Bank hereby consents to the issuance of the preferred stock and warrants, including provisions for the redemption thereof and the payment of dividends on the preferred stock;
provided, however, that the payment of dividends and the redemption of the preferred stock or warrants shall not be permitted if either: (a) an Event of Default of which the Bank has given written notice to Saba under the terms of the First Amended and Restated Loan Agreement dated September 23, 1996, as amended from time to time, among the Bank and Saba et al. (the "Loan Agreement") has occurred and is continuing, or (b) as the result of any such payment or redemption, a material Event of Default or Unmatured Event of Default would occur under any of Sections 5.20, 5.21 or 5.22 of the Loan Agreement.




                  This consent is delivered pursuant and subject to that certain amendment of even date herewith for the Loan Agreement. The foregoing consent does not preclude the Bank from hereafter exercising any rights possessed by it under the Loan Agreement and this consent is limited to the items contained in the preceding paragraph.

                                         Very truly yours,

                                         BANK ONE, TEXAS, N.A.



                                        By:/s/Damien G. Meilburger
                                          Damien G. Meiburger
                                          Senior Vice President